Exhibit 10.26

December 13, 2012

Kin Gill

RE:	Offer of Employment

Dear Kin:

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Associate General Counsel reporting to Bryan Barksdale, General Counsel. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on or before January 14, 2013. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Office Location. Your primary office location will be in our Austin Office located at 3900 N. Capital of TX Hwy, Suite 300, Austin, TX 78746.

3. Compensation. The Company will pay you a base salary at a rate of $16,666.68 per month (annualized to $200,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable

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withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

In addition, the Company will pay you a $25,000 signing bonus on the first regular payroll following your official start date. Should you voluntarily leave the Company within one year of your official start date; a pro-rated amount of this signing bonus will be due and payable to the Company.

4. Stock Ownership.

(a) Stock Options: Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2012 Equity Incentive Plan to purchase 20,000 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth ( 1⁄4th) of the shares subject to the option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest each month thereafter, subject to your continued employment with the Company on any such date.

(b) Restricted Stock Units: Restricted Stock Units: Subject to the approval by the Company’s Board of Directors, you will be granted a restricted stock unit under the Company’s 2012 Equity Incentive Plan for 5,000 shares of the Company’s common stock. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such restricted stock units as follows: Twenty-five percent (25%) of the total number of units will vest on the

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first day of the first calendar quarter following the first anniversary of your date of hire (e.g., if your date of hire is January 15, 2013, the first installment would vest on April 1, 2014) and an additional twenty-five percent (25%) of the total number of units will vest on the corresponding date of each year thereafter, subject to your continued employment with the Company on each such date. This restricted stock unit will be granted pursuant to a Restricted Stock Unit Award Agreement to be entered into between you and the Company.

5. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the

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Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

8. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit A.

9. General. This offer letter, the EPIA and the Stock Option Agreement covering the shares described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Stock Option Agreement, on the other hand, the terms and provisions of the EPIA and the Stock Option Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

10. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

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We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than December 18, 2012.

Sincerely,

BAZAARVOICE, INC.

/s/ Kathy Smith-Willman

Kathy Smith-Willman,

Director – People Relations

Agreed and Accepted by:

Signature:	/s/ Kin Gill

Date:	December 13. 2012

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

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